Exhibit 99.1

         Logility Reports Fourth Quarter of Fiscal Year 2004 Results

    ATLANTA, June 2 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the fourth quarter and fiscal year ended April 30, 2004.

    The fourth quarter total revenues were $5.8 million, including software license fees of $1.8 million, compared to $2.6 million of software license fees in the same period last year. Services and other revenues were $1.3 million, compared to $1.8 million in the same period last year. Maintenance revenues were $2.7 million for both periods. For the fourth quarter, the Company reported operating income of $378,000 compared to operating income of $1.1 million for the same quarter last year and net income of $62,000 or negligible earnings per share, compared to a net income of $1.2 million or earnings per share (diluted) of $0.09 for the same quarter in the prior year. The fourth quarter included a non-cash impairment charge of $382,000 related to a write down of a minority investment.

    Total revenues for the twelve months ended April 30, 2004 were $22.8 million compared to $24.8 million for the previous fiscal year. Software license fees for the twelve months ended April 30, 2004 were $6.7 million compared to $8.0 million for last year. Services and other revenues were $5.2 million compared to $6.0 million for the previous fiscal year. Maintenance revenues were $11.0 million compared to $10.9 million for last year. For the twelve months ended April 30, 2004, the Company reported operating income of $1.8 million compared to an operating income of $1.7 million for fiscal 2003 and net income of $1.7 million, or earnings per share (diluted) of $0.13, compared to a net income of approximately
$2.3 million, or earnings per share (diluted) of $0.17 for the prior year.

    The overall financial condition of the Company remains strong with cash and investments of approximately $30.8 million. The Company's cash and investment position increased approximately $3.8 million compared to April 30, 2003.

    "We are pleased with our ability to grow operating earnings for the third consecutive year and deliver a net increase in our cash position of approximately $3.8 million for the 2004 fiscal year," said J. Michael Edenfield, Logility president and Chief Executive Officer. "Our strong balance sheet, solid cash position and overall organizational stability combined with our market-leading collaborative supply chain solutions allow Logility to focus on what we do best -- develop innovative solutions that simplify complex supply chain challenges and consistently deliver fast deployment to drive rapid return on investment for our customers."

    "Logility Voyager Solutions help distribution-intensive manufacturing, wholesale, and retail organizations better align daily operational activities with strategic corporate objectives to continually synchronize supply and demand, improve forecasting and distribution, reduce inventory levels, decrease transportation costs and gain global visibility into supply chain performance," continued Edenfield.

    Highlights for the fourth quarter and fiscal year 2004 include:

    Customers

     - Logility had approximately 60 customers go live with new deployments or significant upgrades of Logility Voyager Solutions during fiscal year 2004. This impressive number of "go lives" underscores Logility's ability to deploy rapidly to accelerate business results for its customers.

     - Notable new and existing customers placing orders with Logility during the quarter include A.O. Smith Water Products Company, The Coleman Company, Fischer Scientific, Intertape Polymer Group, and Premier Farnell.

     - Delco Remy International, Inc., a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, announced its selection of Logility Voyager Solutions(TM) to improve inventory management and increase operational efficiencies across its Electrical Aftermarket business.

     - Chivas Brothers, the Scotch whisky business of Pernod-Ricard and the world's third largest producer of Scotch whisky, implemented Logility Voyager Solutions(TM) to improve inventory management, including forecasting, planning and replenishment activities. The company will use Logility Voyager Demand Planning to forecast customer demand and to support the ongoing development of vendor managed inventory (VMI) programs.

     - Pernod SA, a French division of Groupe Pernod-Ricard that produces Pastis 51, Suze and other leading spirits, extended its purchase of Logility Voyager Solutions to simplify the overall supply chain planning process by supporting a centralized production planning process and reducing raw material inventories.

     - Logility named Katun Corporation, the world's leading service parts supplier of imaging supplies, as the fifth annual John Hewson Sailing to New Heights with Logility Award winner. The award recognizes the elite Logility customer who has leveraged innovation and collaboration to drive measurable business improvements and supply chain excellence through the deployment of Logility Voyager Solutions. Katun deployed Logility Voyager Solutions on time and on budget to streamline its global Sales and Operations Planning (S&OP) process between corporate sales, finance, distribution, manufacturing and marketing throughout the company. Results from the improved planning process include increased forecast accuracy, reduced inventory investment and improved product availability.

     - Logility presented 2004 Logility Leadership Awards to:
          - Rockline Industries, North America's largest supplier of coffee filters and private label wipes, deployed Logility Voyager Solutions to reduce overall transportation costs, increase visibility to carriers and improve its ability to monitor key performance indicators. Rockline implemented Logility in less than six weeks.

          - Shaw Industries, the world's largest producer of carpet, rugs, ceramic, hardwood and laminate flooring, selected Logility to gain better control of its inventory investment. The company has used Logility Voyager Solutions to enable one-number forecasting and improve forecast accuracy by 15%, raise customer satisfaction levels for home builders, better synchronize supply with demand, increase visibility for a 30% reduction in obsolete inventory, and improve overall visibility and communications across its business.

          - Smead, a leading manufacturer and distributor of paper filing supplies and records management software, implemented Logility Voyager Solutions to improve information sharing, increase forecast accuracy and improve visibility of promotional plans. Smead has used Logility to support a significant growth in revenue with minor growth in inventory levels, achieve higher customer order fill rates, increase visibility of available inventory, and improve collaboration with customers as well as internal departments.

     - Connections 2004: Supply Chain Reality: Real World, Real Time, Real Results took place March 24-26 in Atlanta and offered attendees the opportunity to learn from the real-world experiences of others and equip themselves for the next wave of demand-driven supply chain planning challenges and triumphs. The agenda delivered insightful presentations, including an executive panel and best practices panel on successful strategies for tackling today's business challenges and deploying supply chain management solutions to drive value; industry perspectives from AMR Research and Consumer Goods Technology magazine; and breakouts featuring successful Logility Voyager Solutions deployments with speakers representing every major industry.

     - Logility conducted a seminar on February 26 entitled "Supply Chain Management for High Performance Companies" featuring presenters from Chivas Brothers, Farnell InOne, Oliver Wight, IBM and Logility. The speakers addressed how to leverage consensus-based supply chain solutions to gain competitive advantages such as lower inventories, reduced operating costs, maximized customer service and revenues, increased profitability and higher return on existing supply chain assets.

    Products and Technology

     - During the fiscal year, Logility announced the general availability of Logility Voyager Solutions(TM) 7.0, the latest release of Internet-based products that support real-time, global visibility of forecasts, orders, inventories, deliveries and key performance indicators across the supply chain. Logility Voyager Solutions 7.0 help companies reduce supply chain costs, optimize inventory investments, increase sales and improve customer service through innovative demand management, optimized supply chain planning, synchronized production, streamlined warehouse and improved transportation management.

     - Logility outlined plans to support full Radio Frequency Identification
       (RFID) compliance across its supply chain planning, warehouse and logistics products. Logility Voyager WarehousePRO(R) will initially support RFID technology within the warehouse at the carton, pallet and container level to streamline the shipment of goods to retail customers and accelerate the receipt of products into distribution centers.

    About Logility

    Logility is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions enable networks of trading partners including suppliers, manufacturers, distributors and retailers to collaborate, integrate and synchronize their planning, production, warehouse and transportation operations. Logility customers have realized substantial bottom-line results in record time. Logility is proud to serve such customers as Bissell, ConAgra, Huhtamaki UK, Mill's Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility call 1-800-762-5207 or visit www.logility.com .

    Forward-Looking Statements

    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777.
FAX: (404) 264-5206; INTERNET: www.logility.com or
E-mail: askLogility@logility.com.

    Logility Voyager Solutions is a trademark of Logility. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.


                                  LOGILITY, INC.
                             Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                  Fourth Quarter Ended   Twelve Months Ended
                                       April 30,              April 30,
                                                   Pct                   Pct
                                   2004    2003    Chg.    2004    2003  Chg.
    Revenues:
      License                     $1,809  $2,647   (32%) $6,656  $8,002  (17%)
      Services & other             1,324   1,839   (28%)  5,179   5,951  (13%)
      Maintenance                  2,650   2,701    (2%) 10,991  10,884    1%
        Total Revenues             5,783   7,187   (20%) 22,826  24,837   (8%)

    Cost of Revenues:
      License                      1,009   1,014     0%   4,054   3,904    4%
      Services & other               654     984   (34%)  2,632   3,633  (28%)
      Maintenance                    417     403     3%   1,780   1,793   (1%)
        Total Cost of Revenues     2,080   2,401   (13%)  8,466   9,330   (9%)

    Gross Margin                   3,703   4,786   (23%) 14,360  15,507   (7%)

    Operating expenses:
      Research and development     1,311   1,354    (3%)  5,408   5,401    0%
      Less: capitalized
       development                  (840)   (698)   20%  (3,292) (2,855)  15%
      Sales and marketing          2,034   2,033     0%   7,239   7,690   (6%)
      General and administrative     820     957   (14%)  3,202   3,547  (10%)

        Total operating expenses   3,325   3,646    (9%) 12,557  13,783   (9%)

    Operating income                 378   1,140   (67%)  1,803   1,724    5%

      Other income                    66      96   (31%)    285     562  (49%)

      Investment Impairment         (382)    -       nm    (382)    -      nm

    Income before income taxes        62   1,236   (95%)  1,706   2,286  (25%)

         Income taxes                -       -      -       -       -     -

    Net Income                       $62  $1,236   (95%) $1,706  $2,286  (25%)

    Earnings per common share -
     Basic                          $-     $0.09  (100%)  $0.13   $0.17  (24%)

    Earnings per common share -
     Diluted                        $-     $0.09  (100%)  $0.13   $0.17  (24%)

    Weighted average common
     shares
        Basic                     13,130  13,151         13,120  13,185

        Diluted                   13,383  13,219         13,391  13,201

    nm- not meaningful


                   Balance Sheet Information
                        (in thousands)
                          (Unaudited)
                                                           April 30,
                                                     2004              2003
    Cash and Investments                           $30,831           $27,012
    Accounts Receivable:
       Billed                                        3,166             3,112
       Unbilled                                        813             2,727
    Total Accounts Receivable, net                   3,979             5,839
    Prepaids & Other Current Assets                    466               329
    Non-current Assets                               7,092             8,322
         Total Assets                              $42,368           $41,502

    Accounts Payable                                  $131               $52
    Other Current Liabilities                        4,094             5,095
    Deferred Revenues                                5,869             5,531
    Shareholders' Equity                            32,274            30,824
         Total Liabilities &
          Shareholders' Equity                     $42,368           $41,502

SOURCE  Logility, Inc.
    -0-                             06/02/2004
    /CONTACT: Financial Information, Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/120967.html/ /Web site: http://www.logility.com /
    (LGTY AMSWA)

CO:  Logility, Inc.
ST:  Georgia
IN:  CPR MLM STW NET
SU:  ERN AWD